ex. (g)(55)
November 19, 2009
JPMorgan Chase Bank, N.A.
4 New York Plaza, Floor 17
New York, NY 10004-2413
Attn: Anna Maria Calla Minniti

Re:	Goldman Sachs Trust; additional portfolio under the Goldman Sachs Trust contract
Ladies and Gentlemen:
This is to advise you that Goldman Sachs Trust (the “Trust”) has established a new series of shares to be known as Goldman Sachs Dynamic Allocation Fund (the “Fund”). In accordance with Schedule 1 — Listing Of Funds of the Custodian Contract (the “Contract”), between the Trust and JPMorgan Chase Bank, N.A dated as of June 30, 2006, the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.
GOLDMAN SACHS TRUST
By: /s/ Scott M. McHugh
Name: Scott M. McHugh
Title: Treasurer of the Funds
Agreed to this 19th day of November, 2009.
JPMORGAN CHASE BANK, N.A.
By: /s/ Daniel J. Manniello
Name: Daniel J. Manniello
Title: Executive Director